UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Q&A for Proxy Statement:

Proposed Changes to JPMorgan Diversified Real Return Fund

April 14, 2016

Why are proxy materials being sent to shareholders, and what is the timeline?

At its February board meeting, the Board of Trustees of the JPMorgan Diversified Real Return Fund (the “Fund”) approved changes to the Fund’s investment strategies and increases in the Fund’s expense caps subject to approval by shareholders of a new investment advisory agreement between the Fund’s investment adviser, J.P. Morgan Investment Management Inc. (“JPMIM” or the “Adviser”), and the Trust, on behalf of the Fund. If shareholders approve the new investment advisory agreement, the Fund will change from a “fund of funds” strategy to a strategy of investing directly in securities and other instruments by allocating its assets to sleeves managed by various portfolio management teams within JPMIM. The proxy materials are being mailed to shareholders on or about April 13, 2016 in preparation for the special shareholder meeting to be held on June 21, 2016, concerning the new investment advisory agreement for the Fund. The proposed timeline is outlined below:

Timeline

Record Date	March 31, 2016	Shareholders of record at the close of business on March 31, 2016 for the Fund will be mailed proxy materials
Mail Date	On or about April 13, 2016	Materials will start to be mailed on or about April 13, 2016
Shareholder Meeting	June 21, 2016	All shareholder votes will be counted to determine if the proposed new investment advisory agreement has been approved
Effective Date	July 1, 2016 or the date the new investment advisory agreement is approved by shareholders if later	The changes to the Fund will become effective on July 1, 2016 or such later date as approval of the new investment advisory agreement is received

How does the Fund’s Board recommend its shareholders vote?

The Board of Trustees of the JPMorgan Diversified Real Return Fund approved the proposed new investment advisory agreement at the February 2016 Board.

The Board of Trustees of the Fund recommends the shareholders vote “FOR” the new investment advisory agreement.

What are the proposed changes to the Fund’s investment strategy?

Currently, the Fund’s investment strategy is structured as a “fund-of-funds” strategy and seeks to meet its objective by investing in other J.P. Morgan Funds, and to a lesser extent, exchange traded funds.

If the new investment advisory agreement is approved by shareholders, the Fund, under the proposed new investment strategy, would begin investing directly in securities and other instruments via sleeves managed by various portfolio management teams within JPMIM. By implementing a sleeve approach, the underlying investments can be positioned more effectively to achieve the Fund’s objective of seeking to maximize long-term real return. In order to reflect JPMIM’s additional responsibilities for investing directly in securities, a new fee structure for the Fund was proposed, which includes changes in the advisory fee, acquired fund fees, and expense caps.

What types of investments will the Fund be able to make under the Proposed New Strategy?

If shareholders approve the new investment advisory agreement, the Fund will have ability to access a broader investment universe of global equities and fixed income securities, derivatives and other investments.

•

The Fund will seek to maximize long-term real return by allocating to a diversified combination of inflation-sensitive and other asset classes that have exposure to broad equity, fixed income and alternative markets

•	JPMIM will use a flexible asset allocation approach in constructing the Fund’s portfolio within ranges across broad asset classes, as set forth below:

¡	Global Equity: 10-60%

¡	Commodities & Alternatives: 0-50%

¡	Fixed Income & Cash Equivalents: 10-80%

•	The Fund will gain the ability to invest in a broader array of investments:

¡

Equity Investments: May include common stock, real estate investment trusts (REITs), depositary receipts, warrants and rights to buy common stocks, and master limited partnerships (MLPs) (such investments may include securities issued in both developed and emerging markets)

¡

Fixed income investments: May include inflation-indexed bonds, inflation-linked securities such as Treasury Inflation Protected Securities (TIPS), floating rate securities, loan assignments and participations (loans), commitments to purchase loans (unfunded commitments), bank obligations, U.S. government securities (including agencies and instrumentalities), domestic and foreign corporate bonds and debt securities, high yield securities (junk bonds ), debt obligations issued or guaranteed by a foreign sovereign government or its agencies, authorities or political subdivisions, asset-backed securities, mortgage-backed securities and cash equivalents

¡	Alternative investments: May include individual securities including convertible securities and preferred stock and exchange traded commodities (ETCs)

¡

Commodities and certain other alternative markets: The Fund may gain exposure to the commodities and certain other alternative markets by investing up to 25% of its total assets in a Cayman Islands subsidiary formed for the purpose of investing in derivatives and commodity-linked instruments. The subsidiary may invest in derivatives and (unlike the Fund) invest without limitation in commodity futures contracts, commodity-linked swap agreements and other commodity-linked derivative instruments, including derivative instruments linked to the value of a particular commodity, commodity index or commodity futures contract, or a subset of commodities or commodity futures contracts

¡	Derivatives: May include foreign currency transactions, futures, contracts, options, forwards, and swaps including swaps based on non-seasonally adjusted Consumer Price Index for all Urban Consumers

¡	Short sales

¡	Exchange traded notes (ETNs)

While the Fund may continue to invest in J.P. Morgan Funds and exchange-traded funds (ETFs), including ETFs managed by JPMIM or its affiliates to gain exposure to an inflation-sensitive asset class or a broad asset class or sector, the Fund will focus its investments on direct investments in securities and other instruments.

What will happen to the fees of the Fund?

If the new investment advisory agreement is approved by shareholders, the current investment advisory (or “management”) fee of 0.10% will be increased to 0.50% to reflect additional responsibilities associated with both asset allocation and individual security selection. If the new advisory agreement is approved by shareholders, the expense caps also will be increased. While the new expense caps would be higher, the decrease in acquired fund fees and expenses are expected to result in an 0.05% reduction in net expense ratios for each share class of the Fund (with the exception of Class R2 Shares, which is estimated to retain the same net expense ratio as prior to the restructuring). The new expense caps would remain in effect until December 31, 2018.

Share Class	Current Expense Cap	New Expense Cap	Current Net Expense Ratio	New Net Expense Ratio	Reduction
Class A	0.61%	1.00%	1.16%	1.11%	(0.05%)
Class C	1.11%	1.50%	1.66%	1.61%	(0.05%)
Select	0.36%	0.75%	0.91%	0.86%	(0.05%)
Class R2	0.86%	1.30%	1.41%	1.41%	(0.00%)
Class R5	0.26%	0.65%	0.81%	0.76%	(0.05%)

What will the new fee table look like after the restructuring?

For your reference, below is the updated fee table, reflecting the updated management and acquired fund fees if the proposal is approved by shareholders.

Fee Table	Class A	Class C	Select	Class R2	Class R5
Management Fee	0.50%	0.50%	0.50%	0.50%	0.50%
Distribution (Rule 12b-1) Fee	0.25%	0.75%	None	0.50%	None
Other Expenses[1]	1.63%	1.61%	1.43%	1.79%	1.27%
Shareholder Service Fees	0.25%	0.25%	0.25%	0.25%	0.05%
Remainder of Other Expenses	1.38%	1.36%	1.18%	1.54%	1.22%
Acquired Fund (Underlying Fund) Fees and Expenses[2]	0.11%	0.11%	0.11%	0.11%	0.11%
Total Annual Fund Operating Expenses	2.49%	2.97%	2.04%	2.90%	1.88%
Fee Waivers & Expense Reimbursements[3]	(1.38%)	(1.36)	(1.18%)	(1.49%)	(1.12%)
Total Annual Fund Operating Expenses After Fee Waivers and Reimbursements	1.11%	1.61%	0.86%	1.41%	0.76%

1 “Other Expenses” are based on estimated amounts for the current fiscal year. Includes the advisory fee paid by the Subsidiary to its adviser and other estimated expenses of the Subsidiary (excluding Acquired Fund (Underlying Fund) Fees and Expenses).

2 “Acquired Fund (Underlying Fund) Fees and Expenses” are based on estimated amounts for the current fiscal year.

3 The Fund’s adviser and/or its affiliates have contractually agreed to waive fees and/or reimburse expenses to the extent Total Annual Fund Operating Expenses inclusive of the Subsidiary (excluding Acquired Fund (Underlying Fund) Fees and Expenses other than certain money market fund fees as described below, dividend and interest expenses related to short sales, interest, taxes, expenses related to litigation and potential litigation, and extraordinary expenses) exceed 1.00%, 1.50%, 0.75%, 1.30%, and 0.65% of the average daily net assets of Class A, Class C, Select Class, Class R2 and Class R5 Shares, respectively. The Fund may invest in one or more money market funds advised by the adviser or its affiliates (affiliated money market funds). The Fund’s adviser, shareholder servicing agent and/or administrator have contractually agreed to waive fees and/or reimburse expenses in an amount sufficient to offset the respective net fees each collects from the affiliated money market funds on the Fund’s investment in such money market funds. These waivers are in effect through 12/31/18, at which time the adviser and/or its affiliates will determine whether to renew or revise them.

Will the Fund’s investment objective change?

No, the Fund will maintain its current investment objective, which is to seek to maximize long-term real return.

What are the changes to the Fund’s main risks?

The Fund may be subject to new and additional risks. Currently, the Fund’s risk exposure is indirect due to its fund-of-funds strategy. After the restructuring, the Fund will have direct exposure to issuers and counterparties and will have the ability to invest to a greater extent in investments such as high yield securities (junk bonds) and Loans, as well as a broad array of additional securities and investments, including global equities and asset-backed and mortgage-backed securities. The supplement dated March 10, 2016 provides further details concerning the risks associated with the proposed new investment strategy.

When will the proposal be effective?

The restructuring will only take effect if the new investment advisory agreement is approved by shareholders. If shareholders approve, the new strategy will take effect on the later of July 1, 2016 or the date shareholders approve (the “Effective Date”). On the Effective Date, new prospectuses will replace the existing prospectuses for the Fund. Please note that the new prospectuses are not effective and that the information in the supplement is not complete and may be changed. Please refer to the new prospectuses, once available, for a more complete discussion of the Fund’s strategies and risks after the Effective Date.

What happens if a shareholder needs a copy of a Proxy Statement, a proxy card or other proxy materials?

Shareholders can receive additional copies of any proxy materials, including the proxy statement, proxy cards and voting instructions, by calling Computershare Fund Services at (866) 456-7052.

What happens if the shareholders do not vote their proxy?

All shareholders are encouraged to vote their shares. Computershare Fund Services has been retained to assist us with this process to the extent necessary. Shareholders who do not vote their shares may receive a telephone call or additional mailings encouraging them to vote their shares.

What happens if shareholders do not approve the new investment advisory Agreement?

In the event shareholders do not approve the new investment advisory agreement, the Fund’s strategy and investment advisory fee and expense caps would not change, and the Fund will continue to operate as a “fund-of-funds” in accordance with its current strategy and under the existing investment advisory agreement. In addition, the Fund’s adviser and the Board of Trustees will evaluate other alternatives, including liquidation of the Fund.

J.P. Morgan Asset Management is the marketing name for the asset management business of JPMorgan Chase & Co., and its affiliates worldwide.

JPMorgan Distribution Services, Inc., member FINRA / SIPC.